EXHIBIT 99.1

JOINT FILING AGREEMENT

We, the signatories of the Statement on Schedule 13G to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

Dated: February 9, 2018

ONTARIO TEACHERS’ PENSION PLAN BOARD

By: /s/ Rossana Di Lieto

Name: Rossana Di Lieto

Title: Managing Director and Chief Compliance Officer

CLASSROOM INVESTMENTS, INC.

By: /s/ Rossana Di Lieto

Rossana Di Lieto

Title: Managing Director and Chief Compliance Officer